Exhibit 3.1

INLAND REAL ESTATE CORPORATION

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:                                                           The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND:                                            The sole party to the Articles is Inland Real Estate Corporation, a Maryland corporation (the “Corporation”).

THIRD:                                                       The Articles were filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on October 3, 2011.

FOURTH:                                           The third paragraph of Section 9(a) of the Articles as previously filed with the SDAT is set forth below:

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 26,436,890 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”).  The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

FIFTH:                                                          The third paragraph of Section 9(a) of the Articles as corrected hereby is set forth below:

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 68,965,800 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”).  The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

SIXTH:                                                        The undersigned acknowledges this Certificate of Correction to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed in its name and on its behalf by its Senior Vice President, General Counsel and Secretary, and attested by its Executive Vice President and Chief Financial Officer on this 28th day of February, 2012.

ATTEST:	INLAND REAL ESTATE CORPORATION

/s/ Brett A. Brown	/s/ Beth S. Brooks (SEAL)
Brett A. Brown	Beth S. Brooks
Executive Vice President and Chief Financial Officer	Senior Vice President, General Counsel and Secretary